Exhibit (a)(1)(C)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Trust Securities (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated November 20, 2025, and the related Letter of Transmittal, as each may be amended or supplemented from time to time. The Company is not making the Offer to (nor will it accept any tender of Trust Securities from or on behalf of) holders of Trust Securities in any jurisdiction in which the making or acceptance of any tender of Trust Securities would not be in compliance with the laws of that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Southern California Edison Company

Notice of Offer to Purchase For Cash

Any and All 5.45% Fixed-to-Floating Rate Trust Preference Securities issued by SCE Trust V

Southern California Edison Company, a California corporation (the “Company,” “Southern California Edison,” “we,” “our” and “us”), hereby offers to purchase for cash any and all of the outstanding 5.45% Fixed-to-Floating Rate Trust Preference Securities (the “Trust Securities” and such offer, the “Offer”) issued by SCE Trust V, a Delaware statutory trust subsidiary of the Company (the “Trust”), upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the Offer).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 2025, UNLESS SOUTHERN CALIFORNIA EDISON EXTENDS OR EARLIER TERMINATES THE OFFER (SUCH DATE, AS IT MAY BE EXTENDED WITH RESPECT TO THE OFFER, THE “EXPIRATION DATE”).

The consideration for the Trust Securities tendered and accepted for purchase will equal $25 per $25 liquidation amount of Trust Securities, plus Accrued Distributions. As used herein and in the Offer to Purchase, “Accrued Distributions” means, for each $25 liquidation amount of Trust Securities, accrued and unpaid distributions from the last distribution payment date with respect to such Trust Security up to, but not including, the date on which the purchase price is paid (the “Settlement Date”), assuming for purposes of the Offer that a distribution for such Trust Security had in fact accrued during such period. The Company expects the Settlement Date of the Offer to promptly follow the Expiration Date.

The Offer is subject to certain conditions. The Offer to Purchase sets forth in full the conditions to the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS NOR THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF TRUST SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR TRUST SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR TRUST SECURITIES IN THE OFFER.

Any tendered Trust Securities that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Trust Securities not tendered or otherwise not purchased pursuant to the Offer will remain outstanding. We have no obligation to accept Trust Securities that are not validly tendered before the Expiration Date. If the Offer is consummated, then the number of Trust Securities that remain outstanding will be reduced. This may adversely affect the liquidity of or increase the volatility in any market for the Trust Securities that remain outstanding after consummation of the Offer.

You may withdraw any Trust Securities you have tendered at any time before the Expiration Date, which will occur on December 19, 2025 at 5:00 p.m., New York City time, unless the Company extends or earlier terminates the Offer. The Company cannot assure you that it will extend the Offer or, if it does, the length of any extension it may provide. You must deliver on a timely basis prior to the Expiration Date a written notice of your withdrawal, or a properly transmitted “Request Message” through the Depositary Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”), to the Tender Agent at the address appearing below. Your notice of withdrawal must specify your name, the series/class, the number of Trust Securities to be withdrawn and the name of the registered holder of those Trust Securities. Some additional requirements apply for Trust Securities that have been tendered under the procedure for book-entry transfer set forth in the Offer to Purchase.

For purposes of the Offer, the Company will be deemed to have accepted for purchase, and therefore purchased, Trust Securities that are validly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Trust Securities for purchase under the Offer. The Company will pay for Trust Securities that it purchases under the Offer by depositing the aggregate purchase price plus Accrued Distributions for such Trust Securities with DTC, which will act as agent for tendering holders for the purpose of receiving payment from the Company and transmitting payment to the tendering holders.

To tender your Trust Securities prior to the Expiration Date of the Offer, you must (i) electronically transmit your acceptance of the Offer through ATOP or (ii) deliver to the Tender Agent a duly executed Letter of Transmittal, through which you expressly agree to be bound by the terms of the Offer. You should contact the Information Agent for assistance at the contact information listed below.

Please note that the Company will not purchase your Trust Securities in the Offer unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Trust Securities, it may have an earlier deadline for you to act to instruct it to accept the Offer on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

Holders desiring to tender their Trust Securities before 5:00 p.m., New York City time, on the Expiration Date should note that such holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC.

The Trust Securities may be tendered and accepted for payment only in whole shares. Each share is equal to $25 liquidation amount per Trust Security. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Trust Securities must continue to hold their Trust Securities in whole shares.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of the Offer to Purchase or any related materials. Holders must tender their Trust Securities in accordance with the procedures set forth in the Offer to Purchase.

The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Trust Securities, and its determination will be final and binding on all parties, subject to a holder’s right to challenge its determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any Trust Securities that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Trust Security or any particular holder of Trust Securities, and the Company’s interpretation of the terms of the Offer will be final and binding on all parties, subject to a holder’s right to challenge its determination in a court of competent jurisdiction. No tender of Trust Securities will be deemed to have been properly made until the holder of the Trust Securities cures, or the Company waives, all defects or irregularities. None of the Company, the Trust, the Tender Agent, the Information Agent, Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC or Santander US Capital Markets LLC (the “Dealer Managers”) or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

The cash received in exchange for tendered Trust Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Trust Securities or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Trust Securities. Please refer to the Offer to Purchase for a more detailed discussion. Holders of the Trust Securities should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Upon request, the Offer to Purchase and the Letter of Transmittal will be provided to record holders of Trust Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Trust’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Trust Securities.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company is filing with the Securities Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov. The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is herein incorporated by reference.

Please contact the Dealer Managers with questions regarding the terms of the Offer at the contact information set forth below or the Information Agent with questions regarding how to tender or request additional copies of the Offer to Purchase, the Letter of Transmittal or other documents related to the Offer at the contact information set forth below. Holders of Trust Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the Tender Agent at the contact information set forth below to confirm delivery of Trust Securities.

The Tender Agent for the Offer is:

Global Bondholder Services Corporation

By Facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Email

contact@gbsc-usa.com

By Mail, Overnight Courier or by Hand:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll-Free: 855-654-2015

Email: contact@gbsc-usa.com

The Dealer Managers for the Offer are:

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Attention: Liability Management Group (800) 438-3242 (toll-free) (212) 528-7581 (collect) Email: us.lm@barclays.com	J.P. Morgan Securities LLC 270 Park Avenue New York, New York 10017 Attention: Liability Management Group (866) 834-4666 (toll-free) (212) 834-4818 (collect)	Mizuho Securities USA LLC 1271 Avenue of the Americas New York, New York 10020 Attention: Liability Management Group (866) 271-7403 (toll-free) (212) 205-7741 (collect)	Santander US Capital Markets LLC 437 Madison Avenue New York, New York 10022 Attention: Liability Management (855) 404-3636 (toll-free) (212) 350-0660 (collect) Email: AmericasLM@santander.us